Exhibit 4.2

MEMORIAL PRODUCTION PARTNERS GP LLC

LONG-TERM INCENTIVE PLAN

PHANTOM UNIT AGREEMENT

This Phantom Unit Agreement (this “Agreement”) is made and entered into by and between MEMORIAL PRODUCTION PARTNERS GP LLC, a Delaware limited liability company (the “Company”), and [          ] (the “Participant”).  This Agreement is entered into as of the [   ] day of [          ], 20[     ] (the “Date of Grant”).  Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

W I T N E S S E T H:

WHEREAS, the Memorial Production Partners GP LLC Long-Term Incentive Plan (the “Plan”) has been adopted by the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the grant of Phantom Units (as defined below) to employees, consultants and directors of the Company and its Affiliates, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the Participant’s agreement to provide or to continue providing services to the Partnership or an Affiliate of the Partnership, the Participant and the Company agree as follows:

1.Grant.  The Company hereby grants to the Participant as of the Date of Grant an award of [          ] Phantom Units, subject to the terms and conditions set forth in the Plan, which are incorporated herein by reference, and in this Agreement (the “Phantom Units”).  Each Phantom Unit represents the right of the Participant to receive the Fair Market Value of one Unit on the applicable Vesting Date.

2.Vesting. Subject to the terms and conditions of this Agreement, the Phantom Units shall become vested and nonforfeitable (“Vested Units”), provided the Participant has continuously provided services to the Partnership or an Affiliate of the Partnership, without interruption, from the Date of Grant through each applicable vesting date (the “Vesting Date”), in accordance with the following schedule:

Vesting Date	Cumulative Vested Percentage

3.Settlement.

(a)Settlement of Phantom Units.  As soon as administratively practical (but in no event later than 10 days) following the applicable Vesting Date, with such settlement date determined in the sole discretion of the Company, the Participant shall receive a lump sum cash payment equal to the product of (y) the Fair Market Value of a Unit on the Vesting Date and (z) the number of Vested Units that vested on the applicable Vesting Date.  The Committee, in its sole discretion, may elect for the Participant to receive either a number of Units equal to the number of Vested Units that vested on the applicable Vesting Date in lieu of a cash payment or a combination of cash and Units.

(b)Distribution Equivalent Rights.  In the event that Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), pays any cash distributions on its outstanding Units prior to the Vesting Date, the Participant shall receive a cash payment (“DER”) equal to the product of (y) the amount of the cash distribution paid by the Partnership with respect to a single Unit and (z) the number of Phantom Units awarded to the Participant under this Agreement that were held by the Participant as of each applicable distribution record date.  Such cash amount shall be paid to the Participant at the same time as the related distribution is paid to the Partnership’s unitholders.

(c)Procedures.  Settlement of Phantom Units shall be subject to and pursuant to rules and procedures established by the Committee in its sole discretion.

4.Forfeiture.

(a)Termination of Service.  If, at any time prior to the Vesting Date, the Participant ceases providing services to the Partnership and its Affiliates for any reason, then all Phantom Units granted pursuant to this Agreement that have not yet vested as of the date of the Participant’s termination shall become null and void as of the date of such termination, shall be forfeited to the Company and the Participant shall cease to have any rights with respect thereto.

(b)Change of Control.  In the event of a termination of the Participant’s employment or service (i) by the Partnership or an Affiliate of the Partnership without Cause (as defined below) or (ii) by the Participant for Good Reason (as defined below), in each case, within the one (1) year period following the occurrence of a Change of Control, all Phantom Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable as of the date of such termination.

For purposes of this Agreement:

(i) the term “Cause” means, (A) the Partnership or an Affiliate of the Partnership having “cause” or “good cause” to terminate the Participant’s employment or service, as defined in any employment or consulting agreement or similar services agreement between the Participant and the Partnership or an Affiliate of the Partnership in effect at the time of such termination or (B) in the absence of any such employment, consulting, or similar services agreement (or the absence of any definition of “Cause” or “Good Cause” contained therein), (1) the Participant’s commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (2) the Participant’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Partnership or any of its Affiliates in any material way, (3) the Participant’s failure to perform duties as reasonably directed by the Partnership or the Participant’s material violation of any rule, regulation, policy or plan for the conduct of any service provider to the Partnership or its Affiliates or its or their business (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant) or (4) the Participant’s gross negligence, willful malfeasance or material act of disloyalty or violation of the Company’s policy with respect to the Partnership or its Affiliates (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant).  Any determination of whether Cause exists shall be made by the Committee in its sole discretion; and

(ii) “Good Reason” means, (A) the Participant having “good reason” to terminate his employment or service, as defined in any employment or consulting agreement or similar services agreement between the Participant and the Partnership or an Affiliate of the Partnership in effect at the time of such termination or (B) in the absence of any such employment, consulting, or similar services agreement (or the absence of any definition of “Good Reason” contained therein), (1) a material diminution of the Participant’s annual base salary (other than in connection with a diminution of base salaries affecting similarly situated employees), (2) a material diminution in the Participant’s position, duties, authorities or responsibilities, or (3) a relocation of the Participant’s principal business location to an area outside of a fifty (50) mile radius of the Participant’s principal business location immediately prior to the Change in Control; provided, that, the Participant gives notice to the Partnership or Affiliate of the Partnership, as applicable, of the event or condition allegedly constituting Good Reason within ninety (90) days after the initial occurrence of such event or condition and such event or condition is not fully corrected in all material respects by the Partnership or Affiliate of the Partnership, as applicable, within thirty (30) days following receipt of the Participant’s written notification.

5.Nontransferability of Agreement.

This Agreement and all rights under this Agreement shall not be transferable by the Participant other than by will or pursuant to applicable laws of descent and distribution.  Any rights and privileges of the Participant in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Participant or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process.  In the event of any such occurrence, the Phantom Units shall automatically be forfeited.  Notwithstanding the foregoing, all or some of the Phantom Units under this Agreement may be transferred if such transfer is approved in writing by the Committee.

6.Adjustment of Phantom Units.

The number of Phantom Units granted to the Participant pursuant to this Agreement shall be adjusted to reflect unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan.  All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the Units with respect to which they were distributed or issued.

7.Securities Act.

The Company and the Partnership shall not be required to deliver any Units hereunder if, in the opinion of counsel for the Company, such delivery would violate the Securities Act of 1933, as amended, or any other applicable federal or state securities laws or regulations.  By accepting this grant, the Participant agrees that any Units that the Participant may acquire upon vesting of any Phantom Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.

8.Copy of Plan.

By the execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

9.Notices.

Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith.  The Company or the Participant may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices.  The Company and the Participant agree that any notices shall be given to the Company or to the Participant at the following addresses:

Company: Memorial Production Partners GP LLC, 500 Dallas Street, Suite 1800, Houston, Texas 77002

Participant:  At the Participant’s current address as shown in the Company’s records.

10.General Provisions.

(a)Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan.  The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Participant and the Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b)Continuation of Service. This Agreement shall not be construed to confer upon the Participant any right to continue in the service of the Partnership or an Affiliate of the Partnership.

(c)Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Texas, without giving effect to any conflict of laws provisions.

(d)Amendments.  This Agreement may be amended only by a written agreement executed by the Company and the Participant, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 4(c) or 7(c) of the Plan) materially reduces the rights or benefits of the Participant with respect to the Phantom Units without his consent.

(e)Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under the Participant.

(f)Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to this subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g)No Liability for Good Faith Determinations. None of the Partnership, the Company, or the members of the Committee or the Board, or any officer of the Partnership or the Company, shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

(h)No Guarantee of Interests.  The Board, the Partnership, and the Company do not guarantee the Units from loss or depreciation.

(i)Withholding Taxes.  To the extent that the grant, vesting, settlement or payment of a Phantom Unit or DER results in the receipt of compensation by the Participant with respect to which the Partnership or any of its Affiliates has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by the Participant that are acceptable to the Partnership or such Affiliates, the Participant shall deliver to the Partnership or such Affiliate an amount of money as the Partnership or such Affiliate may require to meet its withholding obligations under applicable law.  No Phantom Unit or DER shall be settled or paid pursuant to this Agreement until the Participant has paid or made arrangements approved by the Partnership or such Affiliate to satisfy in full the applicable tax withholding requirements of the Partnership or such Affiliate with respect to such event.

(j)Insider Trading Policy.  The terms of the Partnership’s Insider Trading Policy with respect to the Units are incorporated herein by reference.

(k)Section 409A.  The parties hereto intend that this Agreement and the amounts due hereunder either comply with, or be exempt from, the requirements of Section 409A of the Code and the final treasury regulations promulgated thereunder and this Agreement shall be interpreted and construed in accordance with such intent.  Notwithstanding the foregoing, none of the Partnership, its Affiliates and their respective officers, employees, directors or agents guarantees that this Agreement complies with, or is exempt from, Section 409A of the Code and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, Section 409A of the Code.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Participant has set his hand as to the date and year first above written.

MEMORIAL PRODUCTION PARTNERS GP LLC

By:
Name:
Title:

PARTICIPANT

Name: